Execution Copy

PURCHASE AND SALE AGREEMENT
DATED FEBRUARY 10, 2016
BETWEEN
GOLAR LNG LIMITED
AND
GOLAR PARTNERS OPERATING LLC

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TABLE OF CONTENTS
ARTICLE I

DEFINITIONS

Section 1.01	Definitions 1
ARTICLE II

PURCHASE AND SALE OF THE SHARES; CLOSING

Section 2.01	Purchase and Sale of the Shares; Deposit 5

Section 2.02	Closing 5

Section 2.03	Place of Closing 6

Section 2.04	Purchase Price Adjustments 6

Section 2.05	Satisfaction of Certain Intercompany Receivables 6

Section 2.06	Vessel Modifications 6
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 3.01	Organization; Good Standing and Authority 6

Section 3.02	Authorization, Execution and Delivery of this Agreement 6

Section 3.03	No Conflicts 7

Section 3.04	No Consents 7
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 4.01	Organization; Good Standing and Authority 7

Section 4.02	Authority and Authorization; Execution and Delivery of this Agreement 7

Section 4.03	No Conflicts 8

Section 4.04	No Consents 8

Section 4.05	Legal and Beneficial Title to Shares; No Encumbrances 8

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
SELLER REGARDING TUNDRA CORP

Section 5.01	Organization; Good Standing and Authority 8

Section 5.02	Capitalization; No Options 9

Section 5.03	Organizational Documents 9

Section 5.04	Validity of Certain Agreements 9

Section 5.05	No Conflicts 9

Section 5.06	Title to Vessel; Encumbrances 9

Section 5.07	Litigation 10

Section 5.08	Indebtedness to and from Officers, etc 10

Section 5.09	Personnel 10

Section 5.10	Contracts and Agreements 10

Section 5.11	Compliance with Law 11

Section 5.12	No Undisclosed Liabilities 11

Section 5.13	Disclosure of Information 11

Section 5.14	Insurance 11

Section 5.15	U.S Tax Classification 11
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF
SELLER REGARDING THE VESSEL

Section 6.01	Flag 12

Section 6.02	Classification 12

Section 6.03	Maintenance 12

Section 6.04	Liens 12

Section 6.05	Safety 12

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Section 6.06	No Blacklisting or Boycotts 12

Section 6.07	No Options 13

Section 6.08	Vessel Performance 13
ARTICLE VII

PRE-CLOSING MATTERS

Section 7.01	Covenants of Seller Prior to the Closing 13

Section 7.02	Covenant of Buyer Prior to the Closing 14
ARTICLE VIII

CONDITIONS OF CLOSING

Section 8.01	Conditions of the Parties 14

Section 8.02	Conditions of Seller 15

Section 8.03	Conditions of Buyer 15
ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01	Termination of Agreement 16

Section 9.02	Amendments and Waivers 16
ARTICLE X

INDEMNIFICATION

Section 10.01	Indemnity by Seller 16

Section 10.02	Indemnity by Buyer 17
ARTICLE XI

MISCELLANEOUS

Section 11.01	Further Assurances 18

Section 11.02	Powers of Attorney 18

Section 11.03	Headings; References; Interpretation 19

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Section 11.04	Successors and Assigns 19

Section 11.05	No Third Party Rights 19

Section 11.06	Counterparts 19

Section 11.07	Governing Law 19

Section 11.08	Severability 20

Section 11.09	Integration 20

Section 11.10	No Broker’s Fees 20

Section 11.11	Notices 20

Section 11.12	Survival of Representations and Warranties 20

SCHEDULE A	Insurance A-1

EXHIBIT I	Form of Letter Agreement I-1

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PURCHASE AND SALE AGREEMENT (the “Agreement”), dated as of February 10, 2016, by and between GOLAR LNG LIMITED, a Bermuda exempted company (“Seller”), and GOLAR PARTNERS OPERATING LLC, a Marshall Islands limited liability company (“Buyer”), each a “Party” and collectively, the “Parties.”
RECITALS
WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, (i) all of the outstanding shares of capital stock (the “Shares”) of Golar LNG NB13 Corporation, a Republic of the Marshall Islands corporation (“Tundra Corp”); and
WHEREAS, Seller is the record owner of the Shares; and
WHEREAS, Tundra Corp is a party to that certain Memorandum of Agreement, dated November 19, 2015 (the “MOA”), pursuant to which Tundra Corp has sold to Sea 24 Leasing Co. Limited, a company incorporated under the laws of Hong Kong (the “Legal Owner”), the Golar Tundra (the “Vessel”), a floating storage and regasification unit (“FSRU”); and
WHEREAS, the Vessel is subject to a bareboat charter party, dated November 19, 2015, by and between Tundra Corp and the Legal Owner (the “Bareboat Charter”); and
WHEREAS, Tundra Corp is a party to an FSRU Time Charter (the “Charter”), dated October 28, 2015, with West Africa Gas Limited, a company organized under the laws of the British Virgin Islands (the “Charterer”), providing for the hire of the Vessel by the Charterer.
NOW, THEREFORE, the Parties hereto agree as follows:
Article I

DEFINITIONS
Section 1.01    Definitions
. In this Agreement, unless the context requires otherwise or unless otherwise specifically provided herein, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“1934 Act Filings” means the filings Seller has made with the Securities and Exchange Commission under the Securities Exchange Act of 1934.
“Acceptance Date” shall have the meaning specified in the Charter.
“Agreement” means this Agreement, including its recitals, schedules and exhibits, as amended and supplemented.

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“Amended Tundra Facility Documents” means the Amendments to the Tundra Facility Documents, together with any such additional documents as are necessary to provide for the Tundra Facility Amendment.
“Applicable Law” in respect of any Person, property, transaction or event, means all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction or event and all general principles of common law and equity.
“Bareboat Charter” has the meaning given to it in the recitals.
“Business Day” means any day other than a Saturday, Sunday or any statutory holiday on which banks in London or New York are required to close.
“Buyer” has the meaning given to it in the Preamble to this Agreement.
“Buyer Attorney-in-Fact” has the meaning given to it in Section 11.02(a).
“Buyer Indemnitees” has the meaning given to it in Section 10.01.
“Charter” has the meaning given to it in the recitals.
“Charterer” has the meaning given to it in the recitals.
“Closing” has the meaning given to it in Section 2.02.
“Closing Date” means the day on which the Closing takes place.
“Commercial Management Agreement” the agreement dated September 24, 2013 between Tundra Corp and the Commercial Manager in respect of the commercial management of the Vessel.
“Commercial Manager” means Golar Management Ltd.
“Common Terms Agreement” means the Common Terms Agreement, dated as of November 19, 2015, made by and between Tundra Corp and the Legal Owner.
“Contracts” has the meaning given to it in Section 5.04.
“Covered Environmental Losses” means all Losses suffered or incurred by Buyer Indemnitees by reason of, arising out of or resulting from:
(i) any violation or correction of violation of Environmental Laws; or
(ii) any event or condition relating to environmental or human health and safety matters, in each case, associated with the ownership or operation by Buyer of the Vessel (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Vessel

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or the disposal or release of, or exposure to, Hazardous Substances generated by or otherwise related to operation of the Vessel), including, without limitation, the reasonable and documented cost and expense of (a) any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action required or necessary under Environmental Laws, (b) the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws and (c) any environmental or toxic tort (including, without limitation, personal injury or property damage claims) pre-trial, trial or appellate legal or litigation support work; but only to the extent that such violation complained of under clause (i), or such events or conditions included in clause (ii), occurred before the Closing Date; and, provided that, in no event shall Losses to the extent arising from a change in any Environmental Law after the Closing Date be deemed “Covered Environmental Losses.”
“Deposit” has the meaning given to it in Section 2.01.
“Encumbrance” means any mortgage, maritime or other lien, charge, assignment, adverse claim, hypothecation, restriction, option, covenant, voting trust arrangement, adverse claim, condition, encumbrance or right, whether fixed or floating, on, or any security interest in, any property whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind.
“Environmental Laws” means all international, federal, state, foreign and local laws, statutes, rules, regulations, treaties, conventions, orders, judgments and ordinances having the force and effect of law and relating to protection of natural resources, health and safety and the environment, each in effect and as amended through the Closing Date.
“FSRU” has the meaning given to it in the Recitals.
“Governmental Authority” means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization.
“Hazardous Substances” means (a) each substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, solid waste, contaminant or toxic substance under Environmental Laws; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas and any mixtures thereof; (d) any radioactive material; and (e) any asbestos-containing materials in a friable condition.
“Insolvency Event” means, with respect to any Person, that any of the following actions has occurred in relation to it:
(a)an order has been made or an effective resolution passed or other proceedings or actions taken (including, without limitation, the presentation of a petition) with a view to its administration, bankruptcy, winding-up, liquidation or dissolution; or

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(b)    it has had a receiver, administrative receiver, manager or administrator appointed over all or any substantial part of its undertaking or assets; or
(c)    any event has occurred or situation arisen in any jurisdiction that has a substantially similar effect to any of the foregoing.
“Legal Owner” has the meaning given to it in the Recitals.
“Losses” means, with respect to any matter, all losses, claims, damages, liabilities, deficiencies, costs, expenses (including all costs of investigation, legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) or diminution of value, whether or not involving a claim from a third party, however specifically excluding consequential, special and indirect losses.
“Material Agreements” has the meaning given to it in Section 5.10.
“MOA” has the meaning given to it in the Recitals.
“Modification Payables” has the meaning set forth in Section 2.06.
“Net Purchase Price” has the meaning given to it in Section 2.02.
“Net Working Capital” means the sum of all current assets and current liabilities as set forth on the balance sheet of Tundra Corp as of the Closing Date.
“Organizational Documents” has the meaning given to it in Section 5.02.
“Party” or “Parties” has the meaning given to it in the Preamble to this Agreement.
“Person” means an individual, legal personal representative, corporation, body corporate, firm, limited liability company, partnership, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority.
“Purchase Price” has the meaning given to it in Section 2.01.
“Purchase Price Adjustments” has the meaning given to it in Section 2.04.
“Seller” has the meaning given to it in the Preamble to this Agreement.
“Seller Attorney-in-Fact” has the meaning given to it in Section 11.02(b).
“Seller Indemnitees” has the meaning given to it in Section 10.02.
“Shares” has the meaning given to it in the recitals.
“Ship Management Agreements” means the Technical Management Agreement and the Commercial Management Agreement.

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“Taxes” means all income, franchise, business, property, sales, use, goods and services or value added, withholding, excise, alternate minimum capital, transfer, excise, customs, anti-dumping, countervail, net worth, stamp, registration, payroll, employment, health, education, business, school, property, local improvement, development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, dues and charges and other taxes required to be reported upon or paid to any Governmental Authority and all interest and penalties thereon.
“Technical Management Agreement” the agreement pursuant to which the Technical Manager will manage the operation of the Vessel.
“Technical Manager” means Golar Management Norway AS.
“Time of Closing” has the meaning given to it in Section 2.02.
“Tundra Corp” has the meaning given to it in the recitals.
“Tundra Facility” means the financing arrangement for the Vessel evidenced by the Tundra Facility Documents.
“Tundra Facility Amendment” means the amendment to the Tundra Facility, evidenced by the Amended Tundra Facility Documents, increasing the financing under the Tundra Facility to approximately $230.0 million.
“Tundra Facility Documents” means the Bareboat Charter, the MOA, Common Terms Agreement, the Tundra Facility Amendment and the other Finance Documents (as defined in the Common Terms Agreement) and any related documents entered into in connection with the Tundra Facility and, following the entry into the Tundra Facility Amendment, shall include the Amended Tundra Facility Documents.
“Vessel” has the meaning given to it in the recitals.
ARTICLE II

PURCHASE AND SALE OF THE SHARES; CLOSING
Section 2.01    Purchase and Sale of the Shares; Deposit
. Seller agrees to sell and transfer to Buyer, and Buyer agrees to purchase from Seller, for $330.0 million, less outstanding net lease obligations under the Tundra Facility as of the Closing Date (the “Purchase Price”) (which are estimated to be approximately $230.0 million) and in accordance with and subject to the terms and conditions set forth in this Agreement, the Shares. Concurrently with the execution of this Agreement, Buyer has paid an initial deposit of $30.0 million of the Purchase Price to the Seller (the “Deposit”).
Section 2.02    Closing
. On the terms and subject to the conditions of this Agreement, the sale and transfer of the Shares and payment of the Purchase Price less the Deposit (the “Net Purchase Price”) shall take

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place on March 15, 2016 or on such other date as may be agreed upon by Seller and Buyer on or prior to June 30, 2016 (the “Time of Closing”). The sale and transfer of the Shares is hereinafter referred to as the “Closing.” In the event the Closing has not occurred by June 30, 2016 for any reason, the Deposit shall be refunded by the Seller to the Buyer on June 30, 2016.
Section 2.03    Place of Closing
. The Closing shall occur at a place agreed upon by Seller and Buyer.
Section 2.04    Purchase Price Adjustments
. Within 90 days following the Closing Date, Buyer and Seller shall agree upon certain post-Closing adjustments to the Purchase Price in an amount equal to the Net Working Capital (excluding inventory, debt and Modification Payables) (the “Purchase Price Adjustments”).
Within 120 days following the Closing Date, Seller or Buyer, as applicable, shall pay to the other Party an amount, in cash, equal to the aggregate of all Purchase Price Adjustments pursuant to this Section 2.04.
Section 2.05    Satisfaction of Certain Intercompany Receivables
. Seller hereby acknowledges that, upon receipt of the Purchase Price any amounts payable to it and its subsidiaries by Tundra Corp will be extinguished.
Section 2.06    Vessel Modifications
. Notwithstanding anything herein to the contrary, Seller hereby agrees to pay any amounts payable in connection with any modification required to be made to the Vessel by the Charterer on or prior to the Acceptance Date (“Modification Payables”).
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER
The Buyer represents and warrants to Seller that as of the date hereof and on the Closing Date:
Section 3.01    Organization; Good Standing and Authority
. The Buyer has been duly formed and is validly existing in good standing under the laws of the Republic of the Marshall Islands and has all requisite limited liability company power and authority to operate its assets and conduct its business as it is now being conducted. No Insolvency Event has occurred with respect to Buyer and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.
Section 3.02    Authorization, Execution and Delivery of this Agreement

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. The Buyer has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Buyer pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on its part, and this Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.
Section 3.03    No Conflicts
. The execution, delivery and performance by Buyer of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) Buyer’s certificate of formation or its limited liability company agreement; (ii) any Encumbrance, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which Buyer is a party or is subject or by which any of its assets or properties may be bound; or (iii) any Applicable Laws.
Section 3.04    No Consents
. Except as have already been obtained or that will be obtained prior to the Time of Closing, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereunder.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer that as of the date hereof and on the Closing Date:
Section 4.01    Organization; Good Standing and Authority
. Seller has been duly incorporated and is validly existing and in good standing under the laws of Bermuda and has all requisite corporate capacity to operate its assets and conduct its business as described in the 1934 Act Filings. No Insolvency Event has occurred with respect to Seller and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.
Section 4.02    Authority and Authorization; Execution and Delivery of this Agreement
. The Seller has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Seller pursuant to this

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Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on its part, and this Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.
Section 4.03    No Conflicts
. The execution, delivery and performance by Seller of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) Seller’s articles of incorporation or by-laws or other organizational documents; (ii) any Encumbrance, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which Seller is a party or is subject or by which any of its assets or properties may be bound; or (iii) any Applicable Laws.
Section 4.04    No Consents
. Except as have already been obtained or that will be obtained prior to the Time of Closing, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereunder.
Section 4.05    Legal and Beneficial Title to Shares; No Encumbrances
. As of the date hereof, Seller is the record owner of the Shares and has legal and beneficial title to the Shares, free and clear of any and all Encumbrances other than those arising under the Tundra Facility Documents, and, upon conveyance on the Closing Date of the certificate representing the Shares endorsed by Seller in favor of Buyer, Buyer will receive legal and beneficial title to the Shares, free and clear of any and all Encumbrances other than those arising under the Tundra Facility Documents.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
SELLER REGARDING TUNDRA CORP
The Seller represents and warrants to Buyer that as of the date hereof and on the Closing Date:
Section 5.01    Organization; Good Standing and Authority
. Tundra Corp has been duly incorporated and is validly existing in good standing under the laws of the Republic of the Marshall Islands and has all requisite corporate power and authority to own and operate its assets and conduct its business. No Insolvency Event has occurred with

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respect to Tundra Corp, and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event. Tundra Corp is qualified to do business, is in good standing and has all required and appropriate licenses and authorizations in each jurisdiction in which its failure to obtain or maintain such qualification, good standing, licensing or authorization would have a material adverse effect on its condition (financial or otherwise), assets, properties, business or prospects.
Section 5.02    Capitalization; No Options
. The Shares have been duly authorized and validly issued in accordance with the articles of incorporation and by-laws of Tundra Corp (the “Organizational Documents”) and are fully paid and non-assessable and constitute the total authorized, issued and outstanding capital stock of Tundra Corp. There are not outstanding (i) any options, warrants or other rights to purchase any capital stock of Tundra Corp, (ii) any securities convertible into or exchangeable for shares of such capital stock or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Tundra Corp.
Section 5.03    Organizational Documents
. The Seller has supplied to Buyer true and correct copies of the Organizational Documents, as amended to the Closing Date, and no amendments will be made to the Organizational Documents prior to the Closing Date without the prior written consent of Buyer (such consent not to be unreasonably withheld).
Section 5.04    Validity of Certain Agreements
(a)    . Seller has supplied to Buyer true and correct copies of the Charter, the Ship Management Agreements, the Tundra Facility Documents and any related documents, as amended through the Closing Date (the “Contracts”). Each of the Contracts is a valid and binding agreement of Tundra Corp, enforceable against it in accordance with its terms and, to the knowledge of Seller, each of the Contracts is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.
Section 5.05    No Conflicts
. The execution, delivery and performance of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) the Organizational Documents; (ii) any Encumbrance, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which Tundra Corp is a party or is subject or by which any of its assets or properties may be bound; (iii) any Applicable Laws; or (iv) give any other party thereto a right to terminate any agreement or other instrument to which Tundra Corp is a party or by which it is bound.

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Section 5.06    Title to Vessel; Encumbrances
. Tundra Corp is the disponent owner and bareboat charterer of the Vessel pursuant to the Tundra Facility Documents. As of the date hereof, there are approximately $200.5 million of net lease obligations outstanding under the Tundra Facility. As of the Closing Date, net lease obligations under the Tundra Facility, taking into account the Tundra Facility Amendment, are estimated to be approximately $230.0 million.
Section 5.07    Litigation
.
(a)    There is no action, suit or proceeding to which Tundra Corp is a party (either as a plaintiff or defendant) pending before any court or governmental agency, authority or body or arbitrator; there is no action, suit or proceeding threatened against Tundra Corp; and, to the best knowledge of Seller, there is no basis for any such action, suit or proceeding;
(b)    Tundra Corp has not been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the operation of its business or the ownership of its assets or properties; and
(c)    There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Tundra Corp to take any action of any kind with respect to its business, assets or properties.
Section 5.08    Indebtedness to and from Officers, etc.
Tundra Corp is not indebted, directly or indirectly, to any person who is an officer, director, stockholder or employee of Seller or any spouse, child, or other relative or any affiliate of any such person, nor is any such officer, director, stockholder, employee, relative or affiliate indebted to Tundra Corp.
Section 5.09    Personnel
. Tundra Corp does not have any employees.
Section 5.10    Contracts and Agreements
. All material contracts and agreements, written or oral, to which Tundra Corp is a party or by which any of its assets are bound, including the Contracts (the “Material Agreements”), have been disclosed to Buyer. Except as otherwise contemplated herein, no other contracts will be entered into by Tundra Corp prior to the Closing Date without the prior consent of Buyer (such consent not to be unreasonably withheld).
(a)    Each of the Material Agreements is a valid and binding agreement of Tundra Corp enforceable against it in accordance with its terms, and to the knowledge of Seller, each Material Agreement is a valid and binding agreement of all other parties thereto enforceable against such

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parties in accordance with their terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;
(b)    Tundra Corp has fulfilled all material obligations required to have been performed by it prior to the date hereof pursuant to the Material Agreements, and Tundra Corp has not waived any material rights thereunder; and
(c)    There has not occurred any material default on the part of Tundra Corp under any of the Material Agreements, or to the knowledge of Seller, on the part of any other party thereto, nor has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of Tundra Corp under any of the Material Agreements nor, to the knowledge of Seller, has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Material Agreements.
Section 5.11    Compliance with Law
. The conduct of business by Tundra Corp and the operation of the Vessel do not violate any Applicable Laws (including, but not limited to, any of the foregoing relating to employment discrimination, environmental protection or conservation, and the provisions of all international conventions and the rules and regulations issued thereunder applicable to the Vessel), the enforcement of which would materially and adversely affect the business, assets, condition (financial or otherwise) or prospects of Tundra Corp, nor has Tundra Corp received any notice of any such violation.
Section 5.12    No Undisclosed Liabilities
. Neither Tundra Corp nor the Vessel has any Encumbrances, or other liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation), except for such liabilities or obligations arising under the Contracts and other than the Encumbrances or other liabilities or obligations appearing in the ship registry of the Vessel.
Section 5.13    Disclosure of Information
. The Seller has disclosed to Buyer all material information on, and about, Tundra Corp, and the Vessel and all such information is true, accurate and not misleading in any material respect. Nothing has been withheld from any materials provided by Seller to Buyer in connection with the transactions contemplated by this Agreement that would render such information untrue or misleading.
Section 5.14    Insurance

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. The insurance policies relating to the Vessel are set forth on Schedule A hereto, each of which will be in full force and effect at the time of the Closing.
Section 5.15    U.S Tax Classification
. Tundra Corp is or prior to Closing will be classified for United States federal income tax purposes as an entity disregarded as separate from Seller pursuant to Treas. Reg. Sections 301.7701-2 and 301.7701-3. Neither Seller nor Tundra Corp will take any action to change the U.S. federal income tax classification of Tundra Corp.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF
SELLER REGARDING THE VESSEL
The Seller represents and warrants to Buyer that:
Section 6.01    Flag
. At the time of the Closing, the Vessel will be properly registered in the name of the Legal Owner under and pursuant to the flag and law of the Republic of the Marshall Islands and all fees due and payable in connection with such registration will have been paid prior to the Closing.
Section 6.02    Classification
. At the time of the Closing, the Vessel will be entered with Det Norske Veritas. At the time of the Closing, the Vessel will be in class without any recommendations or notation as to class or other requirement of the relevant classification society, and if the Vessel is in a port, it will not be in such condition that it cannot be detached by any port state authority or the flag state authority for any deficiency.
Section 6.03    Maintenance
. Prior to the Closing, the Vessel will have been maintained in a proper and efficient manner in accordance with internationally accepted standards for good ship maintenance, will be in good operating order, condition and repair and be seaworthy and all repairs made to the Vessel and all known scheduled repairs due to be made and all known deficiencies will have been disclosed to Buyer.
Section 6.04    Liens
. At the time of the Closing, the Vessel will not (i) be under arrest or otherwise detained, (ii) other than in the ordinary course of business, be in the possession of any Person (other than her master and crew) or (iii) be subject to a possessory lien.
Section 6.05    Safety

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. At the time of the Closing, the Vessel will be supplied with valid and up-to-date safety, safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the law of the Republic of the Marshall Islands or of any other pertinent jurisdiction, or that would otherwise be deemed necessary by a shipowner acting in accordance with internationally accepted standards for good ship management and operations.
Section 6.06    No Blacklisting or Boycotts
. On the date hereof and on the Closing Date, no blacklisting or boycotting of any type has been or will have been applied or exists or will exist in respect of the Vessel.
Section 6.07    No Options
. Other than as provided in the Tundra Facility Documents, there are no outstanding options or other rights to purchase the Vessel, and on the Closing Date, there will be no outstanding options or other rights to purchase the Vessel.
Section 6.08    Vessel Performance
. At the Scheduled Delivery Date (as such term is defined in the Charter), the Vessel will comply in all material respects with the technical and operational specifications set forth in the Charter and will be in every way fit to perform the FSRU services contemplated in the Charter.
ARTICLE VII

PRE-CLOSING MATTERS
Section 7.01    Covenants of Seller Prior to the Closing
. From the date of this Agreement to the Closing Date, Seller shall cause Tundra Corp to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted. The Seller shall not permit Tundra Corp to enter into any contracts or other written or oral agreements prior to the Closing Date, other than such contracts and agreements as have been disclosed to Buyer prior to the date of this Agreement, without the prior consent of Buyer (such consent not to be unreasonably withheld). In addition, Seller shall not permit Tundra Corp to take any action that would result in any of the conditions to the purchase and sale of the Shares set forth in Article VIII not being satisfied. Furthermore, Seller hereby agrees and covenants that it:
(a)    shall cooperate with Buyer and use its reasonable best efforts to obtain, at or prior to the Closing Date, any consents required in respect of the transfer of the rights and benefits under the Material Agreements;
(b)    shall use its reasonable best efforts to take or cause to be taken promptly all actions and to do or cause to be done all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transaction contemplated by this Agreement and to cooperate with Buyer in connection with the foregoing, including using all reasonable best efforts to obtain all necessary consents, approvals and authorizations

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from each Governmental Authority and each other Person that are required to consummate the transaction contemplated under this Agreement;
(c)    shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of the Shares and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby;
(d)    shall not amend, alter or otherwise modify or permit any amendment, alteration or modification of any material provision of or terminate any Material Agreement prior to the Closing Date without the prior written consent of Buyer, such consent not to be unreasonably withheld or delayed;
(e)    shall not exercise or permit any exercise of any rights or options contained in any of the Material Agreements, without the prior written consent of Buyer, not to be unreasonably withheld or delayed;
(f)    shall observe and perform in a timely manner, all of its covenants and obligations under the Material Agreements, if any, and in the case of a default by another party thereto, it shall forthwith advise Buyer of such default and shall, if requested by Buyer, enforce all of its rights under the Material Agreements, as applicable, in respect of such default;
(g)    shall not cause or, to the extent reasonably within its control, permit any Encumbrances to attach to the Vessel other than in connection with the Tundra Facility; and
(h)    shall permit representatives of Buyer to make, prior to the Closing Date, at Buyer’s risk and expense, such searches, surveys, tests and inspections of the Vessel as Buyer may deem desirable; provided, however, that such surveys, tests or inspections shall not damage the Vessel or interfere with the activities of Seller or the Charterer thereon and that Buyer shall furnish Seller with evidence that Buyer has adequate liability insurance in full force and effect.
Section 7.02    Covenant of Buyer Prior to the Closing
. The Buyer hereby agrees and covenants that during the period of time after the date of the Agreement and prior to the Closing Date, Buyer shall, in respect of the Shares to be transferred on the Closing Date, take, or cause to be taken, all necessary limited liability company action, steps and proceedings to approve or authorize validly and effectively the purchase of the Shares and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby.
ARTICLE VIII

CONDITIONS OF CLOSING
Section 8.01    Conditions of the Parties

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. The obligation of Seller to sell the Shares and the obligation of Buyer to purchase the Shares is subject to the satisfaction (or waiver by each of Seller and Buyer) on or prior to the Closing Date of the following conditions:
(b)    The Seller shall have received any and all written consents, permits, approvals or authorizations of any Governmental Authority or any other Person (including, but not limited to, with respect to the Contracts) and shall have made any and all notices or declarations to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder, including the transfer of the Shares;
(c)    No legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Shares;
(d)    The Amended Tundra Facility Documents shall have been entered into and the Tundra Facility Amendment shall have become effective; and
(e)    Seller and Buyer shall have entered into a letter agreement in substantially the form attached as Exhibit I hereto.
Section 8.02    Conditions of Seller
. The obligation of Seller to sell the Shares is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:
(a)    The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);
(b)    The Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the Closing Date; and
(c)    All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller shall have received copies of all such documents and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.
Section 8.03    Conditions of Buyer
. The obligation of Buyer to purchase and pay for the Shares is subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of the following conditions:
(a)    The representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except

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to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);
(b)    The Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the Closing Date;
(c)    The results of the searches, surveys, tests and inspections of the Vessel referred to in Section 7.01(h) of this Agreement are reasonably satisfactory to Buyer;
(d)    The Buyer shall have obtained the funds necessary to consummate the purchase of the Shares, and to pay all related fees and expenses; and
(e)    All proceedings to be taken in connection with the transaction contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transaction and the taking of all proceedings in connection therewith.
ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER
Section 9.01    Termination of Agreement
. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the purchase and sale of the Shares contemplated by this Agreement abandoned at any time prior to the Closing:
(d)    by mutual written consent of Seller and Buyer;
(e)    by Seller if any of the conditions set forth in Section 8.01 and Section 8.02 shall have become incapable of fulfillment, and shall not have been waived by Seller; or
(f)    by Buyer if any of the conditions set forth in Section 8.01 and Section 8.03 shall have become incapable of fulfillment, and shall not have been waived by Buyer;
provided, however, that the Party seeking termination pursuant to clause (b) or (c) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
Section 9.02    Amendments and Waivers
. This Agreement may not be amended except by an instrument in writing signed on behalf of each Party hereto. An instrument in writing by Buyer, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

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ARTICLE X

INDEMNIFICATION
Section 10.01    Indemnity by Seller
. Following the Closing, Seller shall, jointly and severally, be liable for, and shall indemnify, defend and hold harmless Buyer and each of its officers, directors, employees, agents and representatives (the “Buyer Indemnitees”) from and against:
(f)    any Losses, suffered or incurred by such Buyer Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, Seller in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by Seller;
(g)    any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transaction contemplated by this Agreement;
(h)    any Losses suffered or incurred by such Buyer Indemnitee in connection with any claim for the repayment of hire or damages in relation to the Vessel for periods prior to the Closing;
(i)    all federal, state, foreign and local income tax liabilities attributable to Tundra Corp or the Vessel prior to the Closing Date;
(j)    any Covered Environmental Losses, to the extent that Seller is notified by Buyer of any such Covered Environmental Losses within five (5) years after the Closing Date;
(k)    any Losses, suffered or incurred by such Buyer Indemnitee by reason of the Acceptance Minimum Requirements (as such term is defined in the Charter) not being satisfied;
(l)    any Losses, suffered or incurred by such Buyer Indemnitee as a result of any offhire time and repair costs associated with the Performance Tests (as such term is defined in the Charter); and
(m)    any Losses, suffered or incurred by such Buyer Indemnitee as a result of any offhire time and repair costs commencing from Scheduled Delivery Date due to delays in the Project (as such terms are defined in the Charter) and any delays in completing the process of outfitting the Vessel with all materials, personnel and equipment required to perform FSRU services as contemplated under the Charter.
Section 10.02    Indemnity by Buyer
. Following the Closing, Buyer shall indemnify Seller and its affiliates and each of its officers, directors, employees, agents and representatives (the “Seller Indemnitees”) against and hold them harmless from, any Losses, suffered or incurred by such Seller Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty,

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or a failure to perform or observe fully any covenant, agreement or obligation of, Buyer in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by Buyer.
ARTICLE XI

MISCELLANEOUS
Section 11.01    Further Assurances
. From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with Applicable Law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.
Section 11.02    Powers of Attorney
.
(a)    The Buyer hereby constitutes and appoints each of Brian Tienzo, Osman Ilyas, Graham Robjohns, Pernille Noraas, Abigail Baltar, Roger Swan, Siu-Yee Mac and Anna Lingi (the “Buyer Attorney-in-Fact”) as its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of Buyer and its successors and assigns, and for the benefit of Buyer Attorney-in-Fact to demand and receive from time to time the Shares conveyed by this Agreement (or intended so to be) and to execute in the name of Buyer and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of Buyer for the benefit of Buyer Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which Buyer Attorney-in-Fact may deem proper in order to (a) collect, assert or enforce any claims, rights or titles of any kind in and to the Shares, (b) defend and compromise any and all actions, suits or proceedings in respect of any of the Shares, and (c) do any and all such acts and things in furtherance of this Agreement as Buyer Attorney-in-Fact shall deem advisable. The Buyer hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of Buyer or its successors or assigns or by operation of law.
(b)    Seller hereby constitutes and appoints each of Brian Tienzo, Osman Ilyas, Graham Robjohns, Pernille Noraas, Abigail Baltar, Roger Swan, Siu-Yee Mac and Anna Lingi (the “Seller Attorney-in-Fact”) as its true and lawful attorney in fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of Seller and its successors and assigns, and for the benefit of Seller Attorney-in-Fact to demand and receive from time to time the Shares conveyed

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by this Agreement (or intended so to be) and to execute in the name of Seller and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of Seller for the benefit of Seller Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which Seller Attorney-in-Fact may deem proper in order to (a) collect, assert or enforce any claims, rights or titles of any kind in and to the Shares, (b) defend and compromise any and all actions, suits or proceedings in respect of any of the Shares, and (c) do any and all such acts and things in furtherance of this Agreement as Seller Attorney-in-Fact shall deem advisable. Seller hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of Seller or its successors or assigns or by operation of law.
Section 11.03    Headings; References; Interpretation
. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
Section 11.04    Successors and Assigns
. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
Section 11.05    No Third Party Rights
. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
Section 11.06    Counterparts
. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties hereto.
Section 11.07    Governing Law

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. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, applicable to contracts made and to be performed wholly within such jurisdiction, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Shares are located, shall apply.
Section 11.08    Severability
. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.
Section 11.09    Integration
. This Agreement, the Schedules hereto and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter hereof. This Agreement, the Schedule hereto and the instruments referenced herein contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.
Section 11.10    No Broker’s Fees
. No one is entitled to receive any finder's fee, brokerage, or other commission in connection with the purchase of the Shares or the consummation of the transactions contemplated by this Agreement.
Section 11.11    Notices
. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing the same in the mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by private-courier, prepaid, or by telecopier to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Couriered notices shall be deemed delivered on the date the courier represents that delivery will occur. Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement, or at such other address as such Party may stipulate to the other Party in the manner provided in this Section 11.11.
Section 11.12    Survival of Representations and Warranties

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. The representations and warranties of Seller in this Agreement will survive the completion of the transactions contemplated hereby regardless of any independent investigations that Buyer may make or cause to be made, or knowledge it may have, prior to the date of this Agreement and will continue in full force and effect for a period of one year from the Closing Date. At the end of such period, such representations and warranties will terminate, and no claim may be brought by Buyer against Seller thereafter in respect of such representations and warranties, except for claims that have been asserted by Buyer prior to the Closing Date.

[SIGNATURE PAGES FOLLOW.]

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IN WITNESS HEREOF, each of the Parties hereto has caused this Agreement to be signed as of the date first above written.

GOLAR LNG LIMITED

/s/ Pernille Noraas

By:	Name: Pernille Noraas Title: Attorney-in-Fact

Address for Notice:

2nd Floor S.E. Pearman Building,
9 Par-la-Ville Road
Hamilton, HM11
Bermuda

Phone	+44 207 063 7900

Fax:	+44 207 063 7901

Attention:	Brian Tienzo

GOLAR PARTNERS OPERATING LLC

/s/ Graham Robjohns

By:	Name: Graham Robjohns Title: Attorney-in-Fact

Address for Notice:

c/o Golar Management Ltd.
13th Floor
One America Square
17 Crosswall
London EC3N 2LB
England

Phone	+44 207 063 7900

Fax:	+44 207 063 7901

Attention:	Brian Tienzo

SIGNATURE PAGE TO
PURCHASE AND SALE AGREEMENT
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SIGNATURE PAGE TO
PURCHASE, SALE AND CONTRIBUTION AGREEMENT
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SCHEDULE A

INSURANCE

Hull & Machinery Insurance	USD 260.000.000
Hull Interest Insurance	USD 65.000.000
Freight Interest Insurance e	USD 65.000.000
Loss of Hire Insurance	USD 50.000 – and with 180 days cover (Daily amount intended to be increased upon commencement of contract with WAGL)
War Risks Insurance	USD 390.000.000
P&I	Gard
FD&D	Gard

EXHIBIT I

FORM OF LETTER AGREEMENT
[GLNG letterhead]

March [  ], 2016
Golar Partners Operating LLC
c/o Golar Management Limited
13th Floor
One America Square
17 Crosswall
London EC3N 2LB
England

Golar LNG Limited
S.E. Pearman Building, 2nd Floor
9 Par-la-Ville Road
Hamilton HM 11 Bermuda

Reference is made to (i) the Purchase and Sale and Agreement, dated as of February [  ], 2016 (the “Agreement”), by and between Golar LNG Limited, a Bermuda exempted company (“Golar”), and Golar Partners Operating LLC, a Marshall Islands limited liability company (“OLLC”), (ii) the FSRU Time Charter Agreement, dated as of October 28, 2015 (the “Charter”), by and between Golar LNG NB13 Corporation, a Marshall Islands corporation (“Tundra Corp”) relating to the Golar Tundra (the “Vessel”), and West Africa Gas Limited (the “Charterer”), (iii) the Memorandum of Agreement, dated November 19, 2015, by and between Tundra Corp and Sea 24 Leasing Co. Limited, a company incorporated under the laws of Hong Kong (the “Legal Owner”) and (iv) the bareboat charter party, dated November 19, 2015, by and between Tundra Corp and the Legal Owner (the “Bareboat Charter”). Capitalized terms used in this letter agreement and not otherwise defined herein will have the meanings ascribed to them in the Agreement.
The undersigned parties hereby agree that:
1.Commencing on the Closing Date and ending on the earlier of (a) the Hire Commencement Date under the Charter (b) the Commercial Start Date under the Charter and (c) the Put Date, as defined below (the “Golar Hire Period”), Golar shall pay to Tundra Corp a daily fee equal to $68,000 plus daily operating expenses (which shall include operating costs such as manning (crew), stores, insurance, maintenance and repairs, paint, spares, lube oil, chemicals and other miscellaneous operating charges) incurred by the Vessel or Tundra Corp on a pass through basis (the “Daily Payment”).
1.    In consideration for the Daily Payment, Golar shall have the right to use, charter and enjoy the Vessel and its benefits without restriction during the period (the “Golar Charter Period”) commencing on the Closing Date and ending on the earlier of (a) the Scheduled Delivery Date under the Charter and (b) the date that is 12 months from the Closing Date (the “Put Date”), subject to the rights of the Legal Owner under the Bareboat Charter and the rights and obligations of Tundra Corp under the Charter.
2.    If requested by Golar, OLLC shall cause Tundra Corp to charter the Vessel to a party other than under the Charter for any length of time during the Golar Charter Period, subject to the rights and obligations of Tundra Corp under the Charter.
3.    OLLC shall pay to Golar any hire or other contract-related payments actually received by OLLC or Tundra Corp with respect to the Vessel or Tundra Corp during the Golar Hire Period.
4.    If on the Put Date the Vessel has not been accepted by the Charterer and commenced service under the Charter, OLLC shall have the right to sell to Golar (the “Put Right”) all of the issued and outstanding shares of capital stock of Tundra Corp (the “Shares”) at a price equal to the Purchase Price.
5.    OLLC may exercise its Put Right at any time prior to the 30th day following the Put Date. The closing of the purchase and sale of the Shares pursuant to such Put Right exercise (the “Put Sale Closing”) shall take place at such time, on such date and at such location as Golar and OLLC shall agree, provided that the Put Sale Closing shall occur no later than the 30th day after the date that the Put Right is exercised.
6.    This letter agreement shall governed by, and construed in accordance with, the laws of the State of New York, United States of America.
Please acknowledge your acceptance and agreement of this letter agreement by signing in the space provided below. Upon your execution of this letter agreement (or counterpart copies hereof), this letter agreement shall become binding on the parties hereto.

[Remainder of page intentionally left blank]
Very truly yours,

GOLAR LNG LIMITED

By:	Name: Title:

Acknowledged and agreed:
GOLAR PARTNERS OPERATING LLC

By:	Name: Title:

Schedule 1
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